SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2008

NEW GENERATION HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24623	13-4056896
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

245 Park Avenue
New York, NY 10167

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 792-4030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 7, 2008, at the Annual Meeting of Stockholders of the Registrant, the stockholders ratified the previously disclosed Debt Exchange Agreement entered into with Mr. Jacques Mot, the Registrant’s President and Chief Executive Officer. Pursuant to the Debt Exchange Agreement, the amount of $207,429 by which the Registrant was indebted to Mr. Mot, which amount represented all outstanding cash advances made to the Registrant by Mr. Mot through December 31, 2007, was exchanged by Mr. Mot for 91,081 newly issued shares of the Registrant’s Series B Preferred Stock.

A copy of the Debt Exchange Agreement is attached as Exhibit 10.1 to the Company’s Form 8-K filed on January 3, 2008 and is incorporated herein by reference.

Pursuant to the terms of the Series B Preferred Stock, upon the effectiveness of a 1-for-10 reverse stock split of the Registrant’s Common Stock, which reverse split was approved at the Annual Meeting of Stockholders and which the Registrant anticipates will be effective approximately August 1, 2008, each share of Series B Preferred Stock held by Mr. Mot will automatically convert into 1,000 shares of the Registrant’s post-reverse split Common Stock. After giving effect to the contemplated reverse stock split and automatic conversion, Mr. Mot will own approximately 95% of the then outstanding shares of post-reverse split Common Stock of the Registrant.

A copy of the Certificate of Designation with respect to the Series B Preferred Stock is attached as Exhibit 3.1 to the Registrant’s Form 8-K filed on January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW GENERATION HOLDINGS, INC.

Date: July 11, 2008	By:	/s/ Jacques Mot
Jacques Mot
President and CEO